                 Supplement to the Offer to Purchase for Cash

                              Dated July 13, 2001

                    All Outstanding Shares of Common Stock

                                      of

                         Full Line Distributors, Inc.

                                      at

                              $2.95 Net Per Share

                                      by

                             FLD Acquisition Corp.
                         a wholly owned subsidiary of

                               Broder Bros., Co.

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, AUGUST 9, 2001, UNLESS THE OFFER IS EXTENDED.


  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  YOU SHOULD READ THIS ENTIRE DOCUMENT AND THE OFFER TO PURCHASE PREVIOUSLY CIRCULATED CAREFULLY BEFORE DECIDING WHETHER TO TENDER YOUR SHARES IN THE OFFER.

                               ----------------

                    The Information Agent for the Offer is:


August 2, 2001

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
SUMMARY TERM SHEET .......................................................   1
INTRODUCTION..............................................................   2
THE TENDER OFFER..........................................................   2
   2. Acceptance for Payment and Payment for Shares.......................   2
   8. Certain Information Concerning the Purchaser, Broder and Certain
   Affiliates.............................................................   2
  11. The Merger Agreement; Other Arrangements............................   3
  15. Certain Conditions of the Offer.....................................   3

                               EXPLANATORY NOTE

  This Supplement should be read in conjunction with the Offer to Purchase. This Supplement has been prepared to include additional information requested by the SEC in the course of its review of the Offer to Purchase. The terms and conditions previously set forth in the Offer to Purchase and the Letter of Transmittal previously mailed to stockholders remain applicable in all respects to the Offer. Capitalized terms used herein but not defined shall have the meaning set forth in the Offer to Purchase.

                               SUMMARY TERM SHEET

   The sixth question in the Summary Term Sheet of the Offer to Purchase is hereby amended and restated in its entirety to read as follows:

Is your financial condition relevant to my decision to tender my shares in the offer?

   Our financial condition may be relevant to your decision to tender your shares in the offer. While the payment for your shares consists solely of cash, we have arranged for all of our funding to come from the bank borrowings and our obligation to purchase your shares in the offer is expressly conditioned upon our receipt of such funds. See Section 8 of this Supplement for more information regarding our financial condition.

To the Holders of Shares of Common Stock of Full Line Distributors, Inc.:

                                 INTRODUCTION

  This Supplement to Offer to Purchase (the "Supplement") amends and supplements the Offer to Purchase dated July 13, 2001 (the "Offer to Purchase") of FLD Acquisition Corp. (the "Purchaser"), a Georgia corporation and wholly owned subsidiary of Broder Bros., Co. ("Broder"), a Michigan corporation, pursuant to which Purchaser is offering to purchase all outstanding shares of common stock, no par value per share (the "Common Stock"), of Full Line Distributors, Inc. ("Full Line"), a Georgia corporation (the shares of Common Stock are referred to as the "Shares"), at a price of $2.95 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase, this Supplement and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

  This Supplement, the Offer to Purchase and the related Letter of Transmittal contain important information that you should read carefully and in their entirety before you make any decision with respect to the offer.

                               THE TENDER OFFER

2. Acceptance for Payment and Payment for Shares.

  The first full paragraph of Section 2 of the Offer to Purchase is hereby amended and restated in its entirety to read as follows:

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay for all shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4 promptly after the Expiration Date. The Purchaser, subject to the Merger Agreement, expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law. See Section 16. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligations to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

8. Certain Information Concerning the Purchaser, Broder and Certain
Affiliates.

  The following information is added before the last full paragraph in Section 2 of the Offer to Purchase:

    Summary Financial Information. Set forth below is certain summary consolidated financial information for each of Broder's last two fiscal years and the three months ended March 31, 2001 and March 25, 2000. Broder's audited consolidated financial statements as of and for the fiscal years ended December 26, 1999 and December 30, 2000 and unaudited consolidated financial statements as of March 31, 2001 and for the three months ended March 31, 2001 and March 25, 2000 have been filed as an exhibit to the Amendment No. 2 to Schedule TO (as defined below), and the following summary is qualified in its entirety by reference to such financial statements and notes contained therein. Copies of such financial statements may be examined at or obtained from the SEC in the manner set forth in the Offer to Purchase and below.

                               Broder Bros., Co.
                  Summary Consolidated Financial Information

                              Fiscal Year           Fiscal Year       Three Months   Three Months
                                 Ended                 Ended             Ended          Ended
                         December 26, 1999 (1) December 30, 2000 (1) March 25, 2000 March 31, 2001
                         --------------------- --------------------- -------------- --------------
                                                                              (Unaudited)
                                   (Dollars in thousands, except for per share amounts)
Statement of Operations
 Data:
  Net sales.............       $339,591              $396,007           $ 71,072       $ 82,362
  Gross profit..........         54,252                65,025             11,626         14,069
  Income from
   operations...........         13,115                13,332              1,969          2,174
  Net income (2)........          7,332                 1,924                718         (1,291)
Balance Sheet Data (at
 end of period):
  Current assets........       $106,460              $144,394           $113,768       $133,719
  Noncurrent assets.....          8,799                19,151              9,177         12,314
  Current liabilities...         50,968                80,121             62,036         52,999
  Noncurrent
   liabilities..........         50,913                94,516            111,023        111,966
  Stockholders' equity
   (deficit)............         13,377               (11,093)            11,861        (12,384)
Other Financial Data:
  Book value per share..                                                               $  (2.71)
  Ratio of earnings to
   fixed
   charges (3)..........           1.92x                 1.45x              1.52x          0.62x

--------
(1) Broder operates on a 52/53-week year basis with the year ending on the last Saturday of December. The year ended December 30, 2000 and December 26, 1999 consisted of 53 and 52 weeks, respectively.
(2) Broder is a privately held company. As a result, Broder does not as a manner of course prepare earnings per share information. In addition, Broder believes that earnings per share information is not meaningful information due to its existing capital structure and, as a result, has not included any such information in this Supplement.
(3) The ratio of earnings to fixed charges is determined by dividing pretax income from operations, adjusted for changes in accounting policy, interest expense, debt expense amortization and the portion of rental expense deemed representative of an interest factor by the sum of interest expense, debt expense amortization and the portion of rental expense deemed representative of the interest factor. For the three months ended March 31, 2001, Broder's earnings were insufficient to cover its fixed charges by $1,143.

11. The Merger Agreement; Other Arrangements.

  The last sentence of the first full paragraph under the heading "Merger Agreement" in Section 11 of the Offer to Purchase is hereby amended and restated in its entirety to read as follows:

  The conditions described in Section 15 hereof are for the sole benefit of Broder and the Purchaser and may be asserted by Broder or the Purchaser regardless of the circumstances giving rise to any such conditions and, except for the Minimum Condition, may be waived by Broder or the Purchaser, in whole or in part, at any time and from time to time, in their sole discretion prior to the Expiration Date.

15. Certain Conditions of the Offer.

  The last sentence of the penultimate paragraph in Section 15 of the Offer to Purchase is hereby amended and restated in its entirety to read as follows:

  The failure by Broder, Purchaser or any other affiliate of Broder at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and the waiver of such right with respect to any other facts or circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right will be deemed and ongoing right which may be asserted at any time and from time to time, in their sole discretion prior to the Expiration Date.

  Miscellaneous. The Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and has filed amendments thereto. In addition, Full Line has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Full Line Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC (but not the regional offices of the SEC) at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 (telephone no. 1-800-SEC-0330). These documents are also available to the public on the SEC's Internet site (http://www.sec.gov).

  This Supplement should be read together with the Offer to Purchase and Solicitation/Recommendation Statement on Schedule 14D-9 referred to above and issued by Full Line to its securityholders.

August 2, 2001                            FLD Acquisition Corp.

  Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, Share Certificates, and any other required documents should be sent by each shareholder or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                       The Depositary for the Offer Is:

                                 SunTrust Bank

  Facsimile for Eligible           By Mail:           By Overnight Courier or
      Institutions:             SunTrust Bank                 by Hand:
       404-865-5371          Post Office Box 4625          SunTrust Bank
  Confirm by Telephone:     Atlanta, Georgia 30302   Stock Transfer Department
      1-800-568-3476                                     58 Edgewood Avenue
                                                          Room 225, Annex
                                                       Atlanta, Georgia 30303

  Questions and requests for assistance may be directed to the Information Agent at its address and telephone number as set forth below. Additional copies of this Supplement, Offer to Purchase, the Letter of Transmittal, or other related tender offer materials may be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                    The Information Agent for the Offer Is:


                               156 Fifth Avenue
                           New York, New York 10010
                          proxy@mackenziepartners.com
                         (212) 929-5500 (call collect)
                                      or
                           toll-free (800) 322-2885